Exhibit 10.a

Laura Owen
Vice President, Human Resources
Laura_owen@adc.com
Tel: 952.917.0706
Fax: 952.917.0708

March 24, 2004

Mr. Ron Lowy

Dear Mr. Lowy:

As you know, ADC Telecommunications, Inc. (“Company”) is anticipating a stock purchase agreement with Gentek, Inc. under which the Krone Communications business will be purchased from Gentek (the “Transaction”).  The Company is very excited about this opportunity, and values the role that you can serve on our team.  This employment letter agreement (“Letter Agreement”), sets forth our offer of continued employment following the closing of the Transaction.

1.                                       Position and Duties.  Your initial position will be Vice-President, Global Sales, and President, Infrastructure Business, reporting to Robert Switz and your principal place of employment shall be Centennial, Colorado.  While some change in your duties and responsibilities will be inherent in the integration of the Company and Krone, your job duties will be those normally and reasonably attendant to such a position. Reasonable changes may be made from time to time in your position and duties in the Company’s discretion.  The Company will consult with you in good faith prior to making any such changes. You agree to devote your full time and attention to the performance of your duties.  You also agree to comply with applicable law and all Company policies, including the Company’s Code of Business Conduct.  Upon Closing of the Transaction, you will also be required to sign the Company’s standard Confidentiality and Invention Agreement, and other routine human resources documents as necessary from time-to-time.

2.                                       Term.  Your employment will not be for a set term, but rather continue indefinitely on an at-will basis subject to your potential right to severance described below.

3.                                       Base Salary.  You will be paid a base salary (“Base Salary”) at an annual rate of Three Hundred Sixty Thousand Dollars ($360,000.00), payable in accordance with the Company’s normal payroll policies.  Your Base Salary will be reviewed annually and may be increased in the discretion of the Company, but will not be decreased.

4.                                       Benefits.  You will be eligible to participate in all employee benefit programs established by the Company that are applicable to similarly situated employees of the Company as in effect from time to time.  You will be given credit for your time of service with GenTek for purposes of the Company’s benefit plans. You will also be eligible for vacation and other paid time off in accordance with the Company’s policies in effect for similarly situated employees. You will retain any accrued unused vacation at the time of

Office Address:  13625 Technology Drive, Eden Prairie, Minnesota 55344

Mailing Address: P.O. Box 1101, Minneapolis, Minnesota 55411-1101

World Headquarters: Minneapolis, Minnesota USA +1.952.938.8080   www.adc.com

Closing.  The Company does not guarantee the adoption or continuance of any particular employee benefit or benefit plan, and nothing in this Letter Agreement is intended to, or shall in any way restrict the right of the Company, to amend, modify or terminate any of its benefits or benefit plans.  Your eligibility to participate in any benefits plan is subject to the terms of the applicable plan, as may be amended from time to time.

You will also participate in perquisite programs established by the Company that are in effect from time to time for similarly-situated executives in your country.  Currently, this includes an enhancement to the long-term disability coverage, eligibility for a supplement to the 401(k) plan, which we call the ADC 401(k) Excess Plan, and a monthly allowance in lieu of other perquisites that has an annualized value of Sixteen Thousand Dollars$16,000.

5.                                       Incentive Compensation.  For the period of January 1, 2004 through the time of Closing of the Transaction, you will be paid under the terms of the 2004 GenTek Operations Management Incentive Plan.  From that point forward, while you are employed and while the Company’s Management Incentive Plan (“MIP”) remains in effect, you will be eligible to participate in the MIP subject to and in accordance with the terms and conditions thereof.  Under the current MIP, your target incentive will be 75% of your salary paid during the 2004 Company fiscal year.  Under the current Plan design, the actual MIP award can range from zero to 300% of your target award. The Company reserves the right to modify the design and terms of the MIP for subsequent fiscal years.

6.                                       Stock Options.  The Company will grant you an option to purchase 375,000 shares of the Company’s common stock in accordance with the terms of the Company’s Global Stock Incentive Plan (the “Global Plan”), as the same may be amended from time-to-time, and a non-qualified stock option agreement to be entered into between you and the Company.  The exercise price for this option shall be the average of the high and low trading prices of the Company’s common stock on the effective date of grant, as determined in accordance with the terms of the Global Plan.  These options will vest over a four (4) year period, with 25% of the grant vesting after the lapse of each full year from the date of grant and shall terminate ten (10) years from the date of grant if not earlier in the event of termination of employment.  Vesting is conditional on your continued employment during the vesting period, provided however, that the options granted hereby shall become fully vested and exercisable if your employment terminates after November 12, 2004 by the Company without “cause” or by you for “good reason”, in each case as defined in the KERP (as described in Section 8 hereof).  The effective date of the grant will be the last business day of the month in which you become an employee of ADC (the month of the Transaction Closing).  The grant will be conditional on your signed acceptance of ADC’s standard form of option agreement, which includes your promise not to solicit ADC employees in the case of your departure from ADC.

7.                                       Restricted Stock Units.  The Company will grant to you 125,000 shares of the restricted stock units (RSU’s”) in the Company’s common stock in accordance with the terms of the Global Plan, as the same may be amended from time-to-time, and ADC’s standard form of RSU agreement to be entered into between you and the Company.  These RSU’s will vest over a four (4) year period, with 25% of the grant vesting after the lapse of each full year from the date of grant.  The effective date of the grant will be the last business day of the month in which you become an employee of ADC.  As with your stock options, vesting is conditional on your continued employment with ADC during the vesting period, provided however, that the RSU’s granted hereby shall become fully vested if your employment terminates after November 12, 2004 by the Company without “cause” or by you for “good reason,” in each case as defined in the KERP.

8.                                       KERP Severance Provisions.  The Company and Gentek are in discussions about the GenTek Inc. Key Employee Retention Plan (“KERP”).  Regardless of the result of those discussions, the severance benefits currently available to you and the conditions under which you may be entitled to such severance will be maintained, either directly under the KERP or under a comparable severance plan to be established by the Company.  Any such plan established by the Company will be in effect until November 13, 2008.  In either case, any potential right to “enhanced severance” as set forth in the KERP expires on November 13, 2004.  Please understand that we do not intend any duplication of severance pay benefits across the GenTek KERP, any comparable plan adopted by the Company or any other severance pay maintained by the Company.  Accordingly, under no circumstances would you be entitled to severance payments under more than one such plan.

9.                                       No “Good Reason” to Resign.  By accepting this Letter Agreement, you expressly agree that the terms of employment, including your initial position, offered in this Agreement are satisfactory to you and the changes in the terms and conditions of your employment contemplated hereby shall not constitute “Good Reason” for a voluntary resignation under the KERP and shall not give rise to your right to receive any severance payment under the KERP or any comparable plan adopted by the Company.  You are not forfeiting your right to resign for Good Reason as set forth in the KERP if there are future changes from your initial position with the Company that constitute Good Reason as defined in KERP, which definition will be expressly adopted into any comparable Company plan.

10.                                 Non-solicitation and Non-hire.  You agree that, for a period of one (1) year after termination of your employment under any circumstances, you shall not directly or indirectly:  (a) hire or attempt to hire for employment any person who is employed by the Company or its affiliates, or attempt to influence any such person to terminate employment with the Company or its affiliates; (b) induce or attempt to induce any employee of the Company or its affiliates to work for, render services to, provide advice to, or supply confidential business information or trade secrets of the Company or its affiliates to any third person, firm or corporation; or (c) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company to cease or reduce doing business with the Company or its affiliates, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, or other business relation of the Company or its affiliates.

You agree that your breach of the non-solicitation, non-hire restrictions will cause the Company irreparable harm which would not be adequately compensated by monetary damages and that an injunction may be granted by any court or courts having jurisdiction, restraining you from breaches of those terms.

11.                                 Conditions.  This letter shall be legally binding upon mutual execution and delivery by the Company and you, subject to the following conditions:  (a) receipt of approval of the material terms of this agreement by the Compensation Committee of ADC’s Board of Directors, which approval shall be sought prior to the execution of the Acquisition Agreement between ADC and GenTek; and (b) the effective date of employment under the terms of this Agreement shall not commence until the date of closing of the Transaction.  If the Acquisition Agreement is terminated for any reason prior to the closing of the

Transaction, this Letter Agreement shall be terminated and neither party shall have any obligation to the other by reason of this Agreement.

12.                                 Required Disclosures.  As a publicly-held company, ADC may have certain disclosure obligations with respect the terms of your compensation and employment.  You acknowledge and agree that ADC may make such disclosures regarding this information as it deems appropriate under applicable laws, however the Company will provide you notice prior to any such disclosure being made to any party outside of the Company.

13.                                 Entire Agreement.  This Letter Agreement and the Service Agreement, except as modified herein, constitute the entire agreement between you and the Company, its affiliates and/or subsidiaries, with respect to the matters addressed herein, including with respect to compensation and termination, and at closing will supercede all prior agreements and understandings with respect to the matters addressed herein.  You acknowledge that there have been no other representations or agreements other than as stated in this Letter Agreement related to the terms and conditions of your employment and/or the termination thereof.  This Letter Agreement may be changed only by an agreement in writing signed by both you and the Chief Executive Officer of the Company.  If any court or competent authority deems any portion of this agreement unenforceable, such unenforceable portion shall be severed or modified to permit enforcement to the maximum extent allowable.  In the event that the Transaction does not occur, this Letter Agreement is null and void.

By your signature below, you acknowledge that you have read, understood, and agreed to the terms set forth in this Letter Agreement.

Dated:	3-24-04

ADC Telecommunications, Inc.

			By	/s/ Laura N. Owen
Company

I agree to the above terms.

	Dated:	3-24-04

/s/ Ron Lowy
RON LOWY